                         SEVERANCE SETTLEMENT AGREEMENT
                              AND RELEASE OF CLAIMS



     THIS SEVERANCE SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS ("Agreement) is made and entered into between and among JAMES W. BUTLER ("Butler") and PEREGRINE SYSTEMS, INC. ("PEREGRINE").

                                    RECITALS
                                    --------


     A. Butler was an employee and a Director of PEREGRINE until his resignation on October 23, 1995, from all such positions and from any and all other positions he may have held with PEREGRINE and any of its foreign or domestic affiliates or subsidiaries.

     B. PEREGRINE and Butler are parties to an Option Agreement dated December 7, 1990 pursuant to which Butler was granted the right to acquire 100,000 shares of PEREGRINE's Common Stock (the "First Option Agreement"); an Option Agreement dated December 7, 1990 pursuant to which Butler was granted the right to acquire 50,000 shares of Common Stock (the "Second Option"); an Option Agreement dated March 19, 1991 pursuant to which Butler was granted an option to purchase 50,000 shares of Common Stock (the "Third Option"); and an Option Agreement dated December 2, 1991 pursuant to which Butler was granted an option to purchase 100,000 shares of Common Stock (the "Fourth Option"). The First Option, Second Option, Third Option, and the Fourth Option are referred to collectively herein as the "Butler Options". The number of shares issuable upon exercise and the exercise price of each of the Butler Options was subsequently adjusted in connection with PEREGRINE's reincorporation into the State of Delaware such that 150,000 shares of Common Stock are now subject to issuance upon exercise of the First Option at an exercise price of $ 1.01 per share, 75,000 shares of Common Stock are now subject to issuance upon exercise of the Second Option at an exercise price of $1.01 per share, 75,000 shares are now subject to issuance upon exercise of the Third Option at an exercise price of $2.67 per share, and 150,000 shares are now subject to issuance upon exercise of the Fourth Option at an exercise price of $2.67 per share.

     C. In connection with his resignation, Butler and PEREGRINE have discussed certain terms and conditions relating to the termination of the employment relationship and the commencement of a consulting relationship.

     D. It is the intent of the parties in entering this Agreement to set forth all agreements between the parties and resolve all pending matters between the parties.

     NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is hereby agreed by and among the parties as follows:

     I.   Compensation to Butler.
          ----------------------

     1.1  $120,000 Advance.  Butler has previously been advanced by PEREGRINE
          ----------------
the sum of $120,000 to facilitate his possible relocation in connection with certain business affairs of the Skunkware Division. In addition, PEREGRINE has "grossed up" such $120,000 sum by an amount sufficient to permit the $120,000 sum to be received by Butler without reduction for federal and state income taxes. Upon execution hereof, Butler's obligation to repay such advance shall be canceled and of no further force and effect.

     1.2  Butler Options.  Notwithstanding any provision of the Butler
          --------------
Agreements to the contrary, Butler and PEREGRINE agree that as of October 23, 1995, all vesting of each of the Butler Options ceased. Section 2 of the Butler Options are hereby amended such that the First Option shall be exercisable for 150,000 shares at an exercise price of $1.01 per share; the Second Option shall be exercisable for 75,000 shares at an exercise price of $1.01 per share; the Third Option shall be exercisable for 75,000 shares at an exercise price of $2.67 per share; and the Fourth Option shall be exercisable for 112,500 shares at an exercise price of $2.67 per share.
Section 2 of the Butler Options are further amended such that they shall remain exercisable until the first to occur of (i) October 23, 2000; or (ii) breach by Butler of his obligations under this Agreement, including specifically, but without limitation, his obligations under Section 1.3.6 hereof

     1.3  Consulting Agreement.
          --------------------

          1.3.1 Butler agrees to act as a consultant to PEREGRINE and shall provide such advice and assistance to PEREGRINE as the Chairman of the Board shall reasonably request. Such advice and assistance shall include without limitation cooperation in responding to requests for testimony, documentation or other information and analysis relating to any litigation now pending, threatened, or in the future arising against PEREGRINE and relating to actions or events occurring during Butler's tenure as an employee, director or officer of PEREGRINE.

          1.3.2 The term of such consultancy shall commence on the date hereof and shall continue for a period of one year.

          1.3.3 PEREGRINE agrees to pay Butler, on the fifth (5th) day of each month during the consultancy term, the gross sum of Ten Thousand Dollars ($10,000).

          1.3.4 Butler will not accrue any vacation benefits or participate in any benefit plans as a result of this consulting arrangement.

          1.3.5 PEREGRINE shall be under no obligation to provide Butler with an office or secretarial assistance during the term of his consultancy.

      1.3.6 Butler acknowledges that in the course of his prior employment with PEREGRINE, and during the term of his consultancy, he has become and will continue to be familiar with PEREGRINE's trade secrets and with other confidential information concerning PEREGRINE and is affiliates and subsidiaries. Therefore, Butler agrees that, during the initial one year term of his consultancy and any renewal term, and for one (1) year thereafter, he shall not, directly or indirectly, or through another entity, undertake any conduct, or induce or attempt to induce any other person or entity to undertake any conduct, not in the best interest of PEREGRINE. PEREGRINE reserves the right to determine, at the sole discretion of its Board of Directors as comprised at the time of such determination, whether the conduct at issue is in the best interest of PEREGRINE. A breach of the obligations in this Section 1.3.6 by Butler shall cause immediate termination of the Butler Options.

     1.4  Butler House.
          ------------

          1.4.1 Butler and his wife have executed and notarized a quitclaim deed in the form attached hereto as Exhibit A, and pursuant thereto quitclaim their entire right, title and interest in and to the residential property located at 17138 Calle Serena, in Rancho Santa Fe, California (the "Property"), in full satisfaction of a loan in the amount of $454,331.67 (plus accrued interest), previously advanced by PEREGRINE to Butler in connection with Butler's purchase of the Property. Butler acknowledges that he will have and be responsible for taxable income in connection with such quitclaim action.

          1.4.2 PEREGRINE shall assume and take such action as may be necessary to put into its name thecurrent mortgage on the Property owed to Chase Manhattan Bank; until such action has been completed, PEREGRINE agrees to deposit in Butler's account at Wells Fargo Bank not later than the first day of each month, the amount of the monthly mortgage payment, and Butler agrees to leave in place instructions to Wells Fargo Bank to provide for automatic transfer of such amount to the mortgagor. Butler acknowledges that PEREGRINE has already reimbursed Butler for mortgage payments of $33,114.44 which were due and paid for by Butler on or after September 1, 1995.

          1.4.3 The parties acknowledge that the Property is currently listed for sale. Until the first to occur of (i) the Property being sold, or (ii) December 31, 1995, Butler may live in the house on the Property on a cost-free month-to-month tenancy, provided, that notwithstanding anything to the contrary in the attached Lease, Butler shall vacate the property on 30 days notice, shall return all office furniture which is in the house at the direction of Peregrine, and shall leave the house in a clean and satisfactory condition. "Cost-free" as used herein, shall mean free of rent and shall further mean that PEREGRINE shall pay for all insurance, property taxes, utilities, repairs and other home operating expenses during his tenancy. Butler acknowledges that he will have and be responsible for taxable income in connection with such cost-free tenancy.

II.  General Release of Claims.
     -------------------------

     2.1 Nothing contained in this Section 2 shall release or diminish Butler's obligations set forth in Section I of this Agreement.

     2.2 Butler, for himself, his wife, and for his heirs, assigns, executors, affiliates, successors and each of them hereby acknowledges full and complete satisfaction of and releases and forever discharges PEREGRINE, its subsidiary corporations, affiliates, and any and all of its past or present owners, officers, directors, agents, shareholders, employees, attorneys, heirs, assigns, executors, administrators and successors (hereinafter collectively referred to as "PEREGRINE") from any and all claims, demands, actions, causes of action, in law or in equity, suits, liabilities, demands, losses, costs or expenses known or unknown, suspected or unsuspected, of any kind or nature that Butler now has or may have against PEREGRINE related to any occurrences, affairs and transactions between them to the date of this Agreement, including costs, expenses and attorneys' fees. This full and complete release includes, but is not limited to, claims relating to Butler's employment with PEREGRINE. Butler reserves, and by this sentence expressly excepts from this release, Butler's right to seek indemnification from PEREGRINE against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding initiated by a third-party against Butler for Butler's authorized conduct within the scope of his employment, including acts of omission and commission, during his employment by PEREGRINE.

     2.3 Butler acknowledges that he is aware of and is familiar with the provisions of Section 1542 of the California Civil Code which provides as follows:

      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     Butler hereby waives and relinquishes all rights and benefits which he may have under Section 1542 of the California Civil Code, or the law of any other state or jurisdiction, or common law principle, to the same or similar effect.

     2.4 Butler acknowledges that he may discover facts or law different from, or in addition to, the facts or law that he knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

     2.5 Butler declares and represents that he is executing this Agreement with full advice from his legal counsel, and that he intends that this Agreement shall be complete subject to any claim of mistake, and that the release herein expresses a full and complete release and, regardless of the adequacy or inadequacy of the consideration, be intends the release herein to be final and complete.
Butler and PEREGRINE execute this release with the full knowledge that this release covers all possible claims, except as provided in Section 2.1 above, and the right to enforce the provisions of this Agreement as set forth herein.

     2.6 Butler irrevocably and absolutely agrees that he will not prosecute nor allow to be prosecuted on his behalf, in any administrative agency, whether federal, state or local, or in any court, whether federal, state or local, any claim or demand of any type related to the matters released in this Agreement, it being his intention that with the execution of this Agreement, PEREGRINE (as defined above) will be absolutely, unconditionally and forever discharged of and from all obligations related in any way to the matters discharged herein, subject only to the exception in Section 2.1 above.

III. General Provisions.
     ------------------

     3.1 Butler further agrees that he shall not directly or indirectly disclose or use any trade secrets or other confidential or proprietary information of PEREGRINE which came into, or will come into, Butler's possession during his employment and/or consulting relationship with PEREGRINE; provided, that confidential information shall not include any information known generally to the public, generally known to the industry or in the public domain.

     3.2 Butler and PEREGRINE agree that the terms and conditions of this Agreement, and events which have lead to the parties entering into this Agreement, shall remain confidential. The parties will make every effort to avoid disclosure, directly or indirectly, of any of the terms, conditions, facts or allegations, to any other person or entity. It is understood that the parties may, if necessary, disclose information concerning this Agreement and settlement or its terms, to their attorneys and accountants and/or as required by law. Such disclosure shall not be a violation of this Agreement.

     3.3 Butler agrees that he will not voluntarily participate in, be an expert witness in, be a party, or otherwise voluntarily involve himself in any other litigation against PEREGRINE, its related corporations, divisions, partners, officers, employees (past or present), agents, shareholders, representatives, heirs, assigns, executives, administrators and successors, or any of them. Butler further agrees that he will not voluntarily assist in any manner whatsoever any other party or litigant, in any action, against PEREGRINE, its related corporations, divisions, partners, officers, employees (past or present), agents, representatives, shareholders, heirs, assigns, executives, administrators and successors, or any of them. Butler agrees to cooperate with and to assist PEREGRINE in the event any claims are made against PEREGRINE where his assistance would be of value to PEREGRINE.

     3.4 This Agreement has been reviewed by the parties hereto and their respective attorneys, and the parties have had a full opportunity to negotiate the contents hereof The parties hereto expressly waive any common law or statutory rule of construction that ambiguity shall be construed against the drafter of this Agreement, and acknowledge that both parties contributed equally to the drafting of this Agreement.

     3.5 The parties agree that this Agreement constitutes a compromise of, and full accord and satisfaction of, doubtful and disputed claims and shall not be treated as an admission of liability by anyone, at any time, for any purpose.

     3.6 All parties to this Agreement agree that they will bear their own attorneys' fees, costs and all other expenses.

     3.7 In any action at law or equity between the parties seeking enforcement of any of the terms and provisions of this Agreement, the prevailing party in such action shall be awarded, in addition to damages or other relief, his or its reasonable costs and expenses, including but not limited to, taxable costs and reasonable attorneys' fees. Such recovery shall also include out-of-pocket expenses and attorneys' fees on appeal, if any. The court shall determine the prevailing party pursuant to California Civil Code Section 1717.

     3.8 Should any court of competent jurisdiction determine that any term or provision of this Agreement is unenforceable, such term or provision shall be deemed to be deleted as though it had never been a put of this Agreement, and the validity, legality and enforceability of the remaining terms and provisions shall not be in my way affected or imperiled thereby.

     3.9 Any and all notices and other communications that are required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if hand-delivered or if mailed, postage prepaid, by registered or certified return receipt mail, to the respective parties as follows:

                                 If to Butler:

                                 James W. Butler
                                 Post Office Box 9975
                                 Rancho Santa Fe, CA 92067

                                 If to PEREGRINE:

                                 Peregrine Systems
                                 12670 High Bluff Drive
                                 San Diego, CA 92130

                                 Attn: President

or to such other address or the attention of such other person as any such party may direct by written notice delivered to the other party pursuant to the provisions of this Section and shall be effective upon receipt.

     3.10 No waiver by any party hereto of any breach of this Agreement by any other party shall operate or be construed as a waiver of any other or subsequent breach. No waiver by any party hereto of any breach of this Agreement by any other party hereto shall be effective unless it is in writing and signed by the party claimed to have waived such breach.

     3.11 This Agreement may be amended only by a written instrument executed by all parties hereto.

     3.12 Subject to the exception set forth in Section 2.1 above (which have no application to this paragraph), this Agreement is intended by the parties to release and discharge any and all claims of Butler, including any possible claims arising under the Age Discrimination in Employment Act, 29 U.S.C.
Section 621, et seq. It is the intent of the parties that this Agreement satisfy
             ------
the requirements of the Older Workers Benefit Protection Act, 29 U.S.C.
Section 626(f). The following general provisions, along with the other provisions of this Agreement are agreed to for this purpose.

          3.12.1 Butler acknowledges and agrees that he has read and he understands the terms of this Agreement;

          3.12.2 Butler acknowledges that he has been given a full opportunity to consult with his lawyer with respect to the laws referenced in this Agreement, and that Butler has obtained and considered such legal counsel as he deems necessary, such that Butler is entering into this Agreement freely, knowingly, and voluntarily.

          3.12.3 Butler acknowledges that he has been given at least twenty-one (21) days in which to consider whether or not to enter into this Agreement; and

          3.12.4 This Agreement shall not become effective or enforceable until seven (7) days after Butler signs this Agreement.

          3.12.5 This Agreement may be executed in counterparts by the parties in order in expedite the execution of same.

     3.13 In order to expedite the execution of this Agreement, the parties agree that facsimile signatures are an acceptable means of expressing their agreement to the terms and conditions of this Agreement and for all purposes facsimile signatures shall have the same effect as original signatures. Any party providing a facsimile signature further agrees, however, that within five
(5) days of execution of the Agreement, that party will provide their signature on an original signature page to the other parties by overnight commercial delivery service.

     3.14 This Agreement shall be construed in accordance with the laws of the State of California.

     3.15 The agreements and releases contained in this Agreement bind and inure to the benefit of the principals, agents, representatives, heirs, successors and assigns of Butler and PEREGRINE.

     3.16 This Agreement contains the entire agreement and understanding concerning the subject matter herein and supersedes and replaces any prior negotiations or agreements between the parties hereto, or any of them whether written or oral, except as expressly provided herein. Each of the parties acknowledges that neither party nor any agent or attorney of either party has made any promise, representation or warranty, express or implied, not contained in this Agreement to induce the other party to execute this Agreement in reliance upon any such promise, representation or warranty not contained herein.

     3.17 All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

DATED: 12/13/95                    /s/ James W. Butler
                                   James W. Butler

DATED: 12/13/95                    PEREGRINE SYSTEMS, INC.
                                   By: /s/ Alan Hunt
                                   Its: Chief Executive Officer